Exhibit 99.1

Resolute Energy Corporation Announces Closing of Common Stock Offering and Exercise of Option

Denver, Colorado – December 23, 2016 – Resolute Energy Corporation (NYSE: REN) (the “Company” or “Resolute”) today announced that it has closed its previously announced underwritten public offering of 4,370,000 shares of its common stock (the “common stock”), which includes the full exercise by the underwriters of their option to purchase an additional 570,000 shares of common stock.  The net proceeds from the offering, including as a result of the option exercise, after deducting fees and estimated expenses, were approximately $160.8 million.  The Company intends to use the net proceeds from the offering to repay the Company’s second lien secured term loan, with any additional proceeds to be used to repay a portion of the borrowings outstanding under the Company’s revolving credit facility.

The common stock was offered pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

BMO Capital Markets and Goldman, Sachs & Co. acted as joint book-running managers for the common stock offering.  The prospectus supplement and accompanying prospectus relating to the offering may be obtained by sending a request to: BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036, or by telephone: (800) 414-3627 or by email: bmoprospectus@bmo.com, or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone: (866) 471-2625, or by facsimile: (212) 902-9316 or by email: prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

Cautionary Statements

The statements in this press release relating to the use of proceeds from the offering are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com